SUB-ADVISORY AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of 26th day of January, 2026, by and between THOR Financial Technologies, LLC (the “Adviser”), a Pennsylvania limited liability company registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) located at 327 W. Pittsburgh Street, Greensburg, PA 15601, and Ai Alpha LLC a limited liability company organized under the laws of State of Michigan (the “Sub-Adviser”) and also registered under the Advisers Act, with respect to each Fund listed on Schedule A hereto (each a “Fund” and collectively, the “Funds”), each series of the THOR Financial Technologies Trust, a Delaware statutory trust (the “Trust”).

W I T N E S S E T H :

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has, pursuant to a Management Agreement with the Trust dated as of January 26, 2026 (the “Management Agreement”), been retained to act as investment adviser for each Fund;

WHEREAS, the Adviser represents that the Management Agreement permits the Adviser to delegate certain of its duties under the Management Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in the provision of a continuous investment program for that portion of each Fund’s assets that the Adviser will assign to the Sub-Adviser, and Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement,

NOW, THEREFORE, the parties do mutually agree and promise as follows with respect to each Fund:

1.       Appointment as Sub-Adviser. In accordance with the Management Agreement, the Adviser hereby appoints the Sub-Adviser to act as sub-adviser with respect to each Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified. It is recognized that the Sub-Adviser and certain of its affiliates may act as investment adviser to one or more other investment companies and other managed accounts and that the Adviser and the Trust do not object to such activities.

2.       Duties of Sub-Adviser.

(a)       Subject to the supervision of the Board of Trustees (the “Board”) and the Adviser, the Sub-Adviser shall regularly provide each Fund, with respect to such portion of the Fund’s assets as shall be allocated to the Sub-Adviser by the Adviser from time to time (the “Allocated Assets”), with investment research, advice, management and supervision and shall furnish a continuous investment program for the Allocated Assets consistent with the respective Fund’s investment objectives, policies and restrictions, as stated in the respective Fund’s current Prospectus and Statement of Additional Information (“SAI”), and subject to such other restrictions and limitations as directed by the officers of the Adviser or the Trust by notice in writing to the Sub-Adviser. The Adviser will provide the Sub-Adviser with reasonable advance notice of any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus and SAI, and the Sub-Adviser shall, in the performance of its duties and obligations under this Agreement, manage the Sub-Adviser’s Allocated Assets consistent with such changes, provided that the Sub-Adviser has received prompt notice of the effectiveness of such changes from the Trust or the Adviser. The Sub-Adviser shall, with respect to the Allocated Assets, determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by each Fund and what portion of the Allocated Assets will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions, all subject to the provisions of the Trust’s Declaration of Trust and By-Laws (collectively, the “Governing Documents”), the 1940 Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”), interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Funds referred to above, any written instructions and directions of the Board or the Adviser provided to the Sub-Adviser from time to time, and any other specific policies adopted by the Board and disclosed to the Sub-Adviser. The Sub-Adviser’s responsibility for providing investment research, advice, management and supervision to a Fund is limited to that discrete portion of the Fund represented by the Allocated Assets and the Sub-Adviser is prohibited from directly or indirectly consulting with any other sub-adviser for a portion of the Fund’s assets concerning Fund transactions in securities or other assets. The Sub-Adviser is authorized as the agent of the Trust to give instructions with respect to the Allocated Assets to the custodian of the Funds as to deliveries of securities and other investments and payments of cash for the account of the Funds. Subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of each Fund in one or more investment companies.

(b)       The Sub-Adviser will place orders pursuant to its investment determinations for a Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to a Fund and/or the other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Sub-Adviser’s authority regarding the execution of a Fund’s portfolio transactions provided herein.

(c)        Pursuant to the Management Agreement, the Funds authorizes any entity or person associated with the Sub-Adviser that is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv) provided the transaction complies with the Trust’s Rule 17e-1 policies and procedures.

(d)        Unless the Adviser advises the Sub-Adviser in writing that the right to vote proxies has been expressly reserved to the Adviser or the Trust or otherwise delegated to another party, the Sub-Adviser shall exercise voting rights incident to any security purchased with, or comprising a portion of, the Allocated Assets, in accordance with the Sub-Adviser’s proxy voting policies and procedures without consultation with the Adviser or the Funds. The Sub-Adviser agrees to furnish a copy of its proxy voting policies and procedures, and any amendments thereto, to the Adviser. The Sub-Adviser also agrees to provide information to the Adviser or the Trust regarding proxies voted with respect to the Allocated Assets pursuant this section at such times and in a format requested by the Adviser or the Trust.

(e)        The Sub-Adviser will monitor the security valuations of the Allocated Assets. If the Sub-Adviser believes that a Fund’s carrying value for a security does not fairly represent the price that could be obtained for the security in a current market transaction, the Sub-Adviser will notify the Adviser promptly. In addition, the Sub-Adviser will be available to consult with the Adviser in the event of a pricing problem and to participate in the Trust’s valuation meetings.

3.       Books and Records. The Sub-Adviser shall maintain separate detailed records as are required by applicable laws and regulations of all matters hereunder pertaining to the Allocated Assets (the “Fund’s Records”), including, without limitation, brokerage and other records of all securities transactions. The Sub-Adviser acknowledges that a Fund’s Records are property of the Trust; except to the extent that the Sub-Adviser is required to maintain a Fund’s Records under the Advisers Act or other applicable law and except that the Sub-Adviser, at its own expense, is entitled to make and keep a copy of a Fund’s Records for its internal files. Each Fund’s Records shall be available to the Adviser or the Trust at any time upon reasonable request during normal business hours and shall be available for telecopying promptly to the Adviser during any day that the Fund is open for business as set forth in the Prospectus.

4.       Independent Contractor. In the performance of its services hereunder, the Sub-Adviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Adviser in any way or otherwise be deemed an agent of a Fund, the Trust or the Adviser.

5.       Expenses. During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Sub-Adviser will also pay all Fund operating expenses for which the Adviser is responsible under the terms of the Management Agreement. The Sub-Adviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Sub-Adviser shall not be responsible for the Trust’s, the Funds’ or Adviser’s (except as stated herein) expenses, which shall include, but not be limited to, (i) brokerage expenses and other fees, charges, taxes, levies or expenses (such as stamp taxes) incurred in connection with the execution of portfolio transactions or in connection with creation and redemption transactions (including without limitation any fees, charges, taxes, levies or expenses related to the purchase or sale of an amount of any currency, or the patriation or repatriation of any security or other asset, related to the execution of portfolio transactions or any creation or redemption transactions); (ii) legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith; (iii) extraordinary expenses (in each case as determined by a majority of the Independent Trustees); (iv) distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the Act; (v) interest and taxes of any kind or nature (including, but not limited to, income, excise, transfer and withholding taxes); (vi) fees and expenses related to the provision of securities lending services; and (vii) the fees payable to the Adviser or Sub-Adviser.

6.       Investment Analysis and Commentary. The Sub-Adviser will provide quarterly performance analysis and market commentary (the “Investment Report”) during the term of this Agreement to the Trust and the Adviser. The Investment Reports are due within 30 days after the end of each quarter. In addition, interim Investment Reports shall be issued at such times as may be mutually agreed upon by the Adviser and Sub-Adviser; provided however, that any such interim Investment Report will be due within 30 days of the end of the month in which such agreement is reached between the Adviser and Sub-Adviser. The subject of each Investment Report shall be mutually agreed upon. The Adviser is freely able to publicly distribute the Investment Report. In addition, the Sub-Adviser shall prepare and furnish to the Trust and the Adviser such reports, statistical data and other information in such form and at such intervals as the Trust may reasonably request.

7.       Code of Ethics. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Trust and the Adviser with a copy of the code and evidence of its adoption. The Sub-Adviser will provide to the Board at least annually a written report that describes any issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Sub-Adviser has adopted procedures reasonably necessary to prevent “access persons” (as that term is defined in Rule 17j-1) from violating the code.

8.       Compensation. As compensation for the services performed by the Sub-Adviser, the Adviser shall pay the Sub-Adviser out of the advisory fee it receives with respect to the Funds, and only to the extent thereof, as promptly as possible after the last day of each month, a fee, computed daily and paid monthly at an annual rate set forth opposite each Fund’s name on Schedule A hereto. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of each Fund or, if less, the portion thereof comprising the Allocated Assets, in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of each Fund, or portion thereof comprising the Allocated Assets, shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in each Fund’s then-current Prospectus or as may be determined by the Board.

9.       Representations and Warranties of Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser and the Trust as follows:

(a)       The Sub-Adviser is registered as an investment adviser under the Advisers Act;

(b)       The Sub-Adviser is a limited liability company duly organized and properly registered and operating under the laws of the State of Michigan with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c)       The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary actions of its directors or shareholders, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser; and

(d)       The Form ADV of the Sub-Adviser provided to the Adviser and the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Sub-Adviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

10.       Representations and Warranties of Adviser. The Adviser represents and warrants to the Sub-Adviser as follows:

(a)       The Adviser is registered as an investment adviser under the Advisers Act;

(b)       The Adviser is a ted liability company duly organized and validly existing under the laws of the Commonwealth of Pennsylvania with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c)       The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its directors or shareholders, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d)       The Form ADV of the Adviser provided to the Sub-Adviser and the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Adviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(e)       The Adviser acknowledges that it received a copy of the Sub-Adviser’s Form ADV prior to the execution of this Agreement; and

(f)       The Adviser and the Trust have duly entered into the Management Agreement pursuant to which the Trust authorized the Adviser to delegate certain of its duties under the Management Agreement to other investment advisers, including, without limitation, the appointment of a sub-adviser with respect to assets of the Funds and the Adviser’s entering into and performing this Agreement.

11.       Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Sub-Adviser and the Adviser pursuant to the recitals above and Sections 9 and 10, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true or accurate in all material effects.

12.       Liability and Indemnification.

(a)       Liability. The Sub-Adviser shall exercise its best judgment in rendering its services in accordance with the terms of this Agreement, but otherwise, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser or a reckless disregard of its duties hereunder, the Sub-Adviser, each of its affiliates and all respective partners, officers, directors and employees (“Affiliates”) and each person, if any, who within the meaning of the Securities Act controls the Sub-Adviser (“Controlling Persons”), if any, shall not be subject to any expenses or liability to the Adviser, the Trust or a Fund or any of the Fund’s shareholders, in connection with the matters to which this Agreement relates, including without limitation for any losses that may be sustained in the purchase, holding or sale of Allocated Assets. The Adviser shall exercise its best judgment in rendering its obligations in accordance with the terms of this Agreement, but otherwise (except as set forth in Section 12(c) below), in the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser or a reckless disregard of its duties hereunder, the Adviser, any of its Affiliates and each of the Adviser’s Controlling Persons, if any, shall not be subject to any liability to the Sub-Adviser, for any act or omission in the case of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Allocated Assets. Notwithstanding the foregoing, nothing herein shall relieve the Adviser and the Sub-Adviser from any of their obligations under applicable law, including, without limitation, the federal and state securities laws. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of such rights which the Trust or the Funds may have under federal securities laws.

(b)       Indemnification. The Sub-Adviser shall indemnify the Adviser, the Trust and the Funds, and their respective Affiliates and Controlling Persons for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which the Adviser, the Trust and/or the Funds and their respective Affiliates and Controlling Persons may sustain as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws. Unless otherwise obligated under applicable law, the Sub-Adviser shall not be liable for indirect, punitive, special or consequential damages arising out of this Agreement.

The Adviser shall indemnify the Sub-Adviser, its Affiliates and its Controlling Persons, for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

(c)       The Sub-Adviser shall not be liable to the Adviser for acts of the Sub-Adviser that result from acts of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by the Adviser, which records are not also maintained by or otherwise available to the Sub-Adviser upon reasonable request.

(d)       The Adviser shall not be liable to the Sub-Adviser for acts of the Adviser which result from acts of the Sub-Adviser, including, but not limited to, a failure of the Sub-Adviser to provide accurate and current information with respect to any records maintained by the Sub-Adviser, which records are not also maintained by or otherwise available to the Adviser upon reasonable request.

13.       Duration and Termination.

(a)       Duration. With respect to the Funds, the term of this Agreement shall begin as of the date and year upon which this Agreement is executed, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of two years. Thereafter, this Agreement shall continue in effect with respect to the Funds from year to year, subject to the termination provisions and all other terms and conditions hereof; PROVIDED, such continuance with respect to a Fund is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust; PROVIDED, that in either event such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto. The Sub-Adviser shall furnish to the Trust or to the Adviser, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

(b)       Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to the Fund, without payment of any penalty:

(i)       By vote of the Trust’s Board, including the vote or written consent of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto, or by “vote of a majority of the outstanding voting securities” of the respective Fund (as defined in the 1940 Act), or by the Adviser, in each case, upon not more than 60 days’ written notice to the Sub-Adviser;

(ii)       By any party hereto upon written notice to the other party in the event of a breach of any provision of this Agreement by the other party if the breach is not cured within 15 days of notice of the breach; or

(iii)       By the Sub-Adviser upon 60 days’ written notice to the Adviser and the Trust.

(c)       This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the Management Agreement.

14.       Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Funds pursuant to the Management Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement. Nothing contained in this Agreement shall obligate the Adviser to provide any funding or other support for the purpose of directly or indirectly promoting investments in a Fund.

15.       Reference to Adviser and Sub-Adviser.

(a)       The Sub-Adviser grants, subject to the conditions below, the Adviser non-exclusive rights to use, display and promote trademarks of the Sub-Adviser in conjunction with any activity associated with the Funds. In addition, the Adviser may promote the identity of and services provided by the Sub-Adviser to the Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials. The Adviser shall protect the goodwill and reputation of the Sub-Adviser in connection with marketing and promotion of the Funds. The Adviser shall submit to the Sub-Adviser for its review and approval all such public informational materials relating to the Funds that refer to any recognizable variant or any registered mark or logo or other proprietary designation of the Sub-Adviser. Approval shall not be unreasonably withheld by the Sub-Adviser and notice of approval or disapproval will be provided promptly and in any event within three (3) business days. Subsequent advertising or promotional materials having substantially the same form as previously approved by the Sub-Adviser may be used by the Adviser without obtaining the Sub-Adviser’s consent unless such consent is withdrawn in writing by the Sub-Adviser.

(b)       Neither the Sub-Adviser nor any Affiliate or agent of Sub-Adviser shall make reference to or use the name of the Adviser or any of its Affiliates, or any of their clients, except references concerning the identity of and services provided by the Adviser to the Funds or by the Sub-Adviser to the Funds or Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed and notice of approval or disapproval will be provided promptly and in any event within three (3) business days. The Sub-Adviser hereby agrees to make all reasonable efforts to cause any Affiliate of the Sub-Adviser to satisfy the foregoing obligation.

16.       Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board or by a vote of a majority of the outstanding voting securities of the respective Fund (as required by the 1940 Act), and (b) the vote of a majority of those Trustees of the Trust who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

17.       Confidentiality. Subject to the duties of the Adviser, the Trust and the Sub-Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential and shall not disclose any and all information pertaining to the Funds and the actions of the Sub-Adviser, the Adviser and the Funds in respect thereof; except to the extent:

(a)       Authorized. The Adviser or the Trust has authorized such disclosure;

(b)       Court or Regulatory Authority. Disclosure of such information is expressly required or requested by a court or other tribunal of competent jurisdiction or applicable federal or state regulatory authorities;

(c)       Publicly Known Without Breach. Such information becomes known to the general public without a breach of this Agreement or a similar confidential disclosure agreement regarding such information;

(d)       Already Known. Such information already was known by the party prior to the date hereof;

(e)       Received From Third Party. Such information was or is hereafter rightfully received by the party from a third party (expressly excluding the Funds’ custodian, prime broker and administrator) without restriction on its disclosure and without breach of this Agreement or of a similar confidential disclosure agreement regarding them; or

(f)       Independently Developed. The party independently developed such information.

In addition, the Sub-Adviser and its officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of a Fund, as a result of disclosing a Fund’s portfolio holdings. The Sub-Adviser agrees, consistent with its Code of Ethics, it nor its officers, directors or employees may engage in personal securities transactions based on non-public information about a Fund’s portfolio holdings.

18.       Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a) If to the Subadviser: Name: Sudhir Holla Title: Founder Address: 5030 Corporate Exchange Blvd., Suite 201 Grand Rapids, MI 49512 Email: sholla@mystockdna.com	(b) If to the Adviser: Name: Bradley Roth Title: Chief Investment Officer Address: 327 Pittsburgh Street Greensburg, PA 15601 Email: broth@thoranalytics.com

19.       Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.

20.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

21.       Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

22.       Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

23.       Severability. If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

24.       Entire Agreement. This Agreement, together with all exhibits, attachments and appendices, contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ADVISER		SUBADVISER
THOR FINANCIAL TECHNOLOGIES, LLC		AI ALPHA LLC

By:	/s/ Bradley Roth	By:	/s/ Sudhir Holla
Name: Bradley Roth		Name: Sudhir Holla
Title: CIO		Title: Founder

SCHEDULE A

FUND	SUB-ADVISORY FEE CALCULATION
THOR AdaptiveRisk Dynamic ETF	Annual fee of 0.70% of the Fund’s daily net assets